EXHIBIT 11
                           HASBRO, INC. AND SUBSIDIARIES

                         Computation of Earnings Per Share

              (Thousands of Dollars and Shares Except Per Share Data)


                                1997             1996             1995
                           ---------------  ---------------  ---------------
                            Basic  Diluted   Basic  Diluted   Basic  Diluted
                           ------- -------  ------- -------  ------- -------
Net earnings              $134,986 134,986  199,912 199,912  155,571 155,571
Interest and amortization
 on convertible notes,
 net of taxes                    -   4,782        -   5,757        -   5,763
                           ------- -------  ------- -------  ------- -------
Net earnings applicable
 to common shares         $134,986 139,768  199,912 205,669  155,571 161,334
                           ======= =======  ======= =======  ======= =======

Weighted average number
 of shares outstanding:
  Outstanding at
   beginning of period     128,863 128,863  131,017 131,017  131,293 131,293
  Exercise of stock
   options and warrants:
    Actual                     912     912      502     502      306     306
    Assumed                      -   2,557        -   1,815        -     864
 Conversion of convertible
  notes:
    Actual                   1,355   1,355        6       6        -       -
    Assumed                      -   6,286        -   7,666        -   7,671
  Purchase of common stock  (2,404) (2,404)  (1,484) (1,484)     (84)    (84)
                           ------- -------  ------- -------  ------- -------
Equivalent Shares          128,726 137,569  130,041 139,522  131,515 140,050
                           ======= =======  ======= =======  ======= =======

Earnings per share        $   1.05    1.02     1.54    1.47     1.18    1.15
                           ======= =======  ======= =======  ======= =======